SECOND AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

OPERATING EXPENSE LIMITATION AGREEMENT

with

CONVERGENCE INVESTMENT PARTNERS, LLC

        THIS SECOND AMENDMENT dated as of October 22, 2015, to the Operating Expense Limitation Agreement, dated as of October 23, 2009 as amended October 24, 2013  (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Amended Appendix A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and CONVERGENCE INVESTMENT PARTNERS, LLC (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to revise and replace Section 4 of the Agreement and to clarify that the Agreement may be continued for additional periods of one year, or such other period as may be agreed upon by the Trust and the Adviser, upon the approval of the Board of Trustees of the Trust; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to add the Convergence Market Neutral Fund; and

WHEREAS, the Agreement allows for the amendment of Amended Appendix A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Section 4 of the Agreement is hereby replaced and superseded by the following:

“4. TERM. This Agreement shall become effective with respect to a Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall continue for an initial term of [three] years, unless sooner terminated by either of the parties hereto in accordance with Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods of one year, or such other period as may be agreed upon by the Trust and the Adviser, so long as such continuation is approved for the Fund at least annually by the Board of Trustees.” ;  and

Amended Appendix A of the Agreement is hereby superseded and replaced with Amended Appendix A attached hereto, for the purpose of adding the Convergence Market Neutral Fund, to be effective at the time the Convergence Market Neutral Fund commences operation pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	CONVERGENCE INVESTMENT
PARTNERS, LLC

By: /s/ John P. Buckel	By: /s/ David W. Schulz

Name: John P. Buckel	Name: David W. Schulz

Title: President	Title: President

Amended Appendix A
to the

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED OPERATING EXPENSE LIMITATION AGREEMENT

with

CONVERGENCE INVESTMENT PARTNERS, LLC

Series and Class of Trust for Professional Managers	Operating Expense Limitation as a Percentage of Average Daily Net Assets
Convergence Core Plus Fund – Investment Class Shares	1.75%
Convergence Core Plus Fund – Institutional Class Shares	1.50%
Convergence Opportunities Fund – Investment Class Shares	1.75%
Convergence Opportunities Fund – Institutional Class Shares	1.50%
Convergence Market Neutral Fund – Institutional Class Shares	1.50%